    Wachovia Bank, National Association
    8739 Research Drive, URP4
    Charlotte, NC 28288-1075

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of March 1, 2005, by and among Wachovia Commercial Mortgage Securities, Inc., as Depositor, Wachovia Bank, National Association, as Master Servicer, Allied Capital Corporation, as Special Servicer, and Wells Fargo Bank, National Association as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2005C-17 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan, and Clyde M. Alexander, Managing Director and Director of the Master Servicer, do hereby certify that:

1.
A review of the activities of the Master Servicer during the period from March 1, 2005 through December 31, 2005 and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period March 1, 2005 through December 31, 2005; and

3.
The Master Servicer has received no notice regarding qualification, or challenging the status, of the ED Loan REMIC, REMIC I or REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a "Grantor Trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2006.

/s/ Timothy Ryan                                      /s/ Clyde M. Alexander
Timothy Ryan, Managing Director                                        Clyde M. Alexander, Director
Wachovia Bank National Association                      Wachovia Bank National Association